Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-202823 of RSP Permian, Inc. on Form S-3 and Registration Statement No. 333-193754 on Form S-8 of RSP Permian, Inc. of our report dated May 9, 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the completion of an acquisition of oil and gas properties in Note 2 and the sale of Silver Hill E&P II, LLC in Note 1), relating to the financial statements of Silver Hill E&P II, LLC as of December 31, 2016 and for the period from February 18, 2016 (inception) to December 31, 2016, appearing in this Current Report on Form 8-K/A of RSP Permian, Inc. dated May 9, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas

May 9, 2017